EXHIBIT 99.1

Radius Recycling Reports Second Quarter Fiscal 2024 Financial Results

Nonferrous and Finished Steel Sales Volumes Up Year-Over-Year

Increased Cost Reduction Target by $40 Million

Radius Board Declares Quarterly Dividend

PORTLAND, Ore., April 04, 2024 (GLOBE NEWSWIRE) -- Radius Recycling, Inc. (NASDAQ: RDUS) today reported results for the second quarter of fiscal 2024 ended February 29, 2024.

The Company reported a loss per share from continuing operations of $(1.19) and a net loss of $(34) million. Adjusted EBITDA was $3 million and adjusted loss per share from continuing operations was $(1.04).

Market conditions during the second quarter remained challenging, as tight supply flows for recycled metals and unusually wet winter weather impacted sales volumes and metals spreads for both recycled metals and finished steel. Scrap generation remained constrained due to persistently low levels of manufacturing activity in the U.S. After strengthening in the early part of the quarter driven by restocking, market conditions for ferrous recycled metals softened due to lower global demand including as a result of continued elevated levels of Chinese steel exports.

Ferrous sales volumes decreased by 15% sequentially due to the lower supply flows and delays of certain bulk shipments at the end of the quarter.  Nonferrous sales volumes decreased by 3% sequentially, but increased by 7% year-over-year supported by additional production from the Company's advanced nonferrous recovery technologies and platform expansion. Finished steel sales volumes increased by 5% year-over-year, reflecting the continued strength of non-residential and infrastructure demand in the Western U.S. Sequentially, finished steel sales volumes decreased by 11% due to seasonally lower construction demand exacerbated by a prolonged period of rain on the West Coast.

During the second quarter, the Company implemented a plan to deliver $40 million in aggregate annual benefits by reducing selling, general, and administrative ("SG&A") expense by 10% and increasing production cost efficiencies. These benefits are in addition to the $30 million in annual benefits previously announced that were substantially implemented in the second quarter.

Tamara Lundgren, Chairman and Chief Executive Officer, said, “While the near-term market conditions for recycled metals are challenging amid cyclical headwinds, we continue to move forward with our strategic initiatives to strengthen our Company and position ourselves to benefit from an improvement in market conditions and positive structural demand tailwinds. During the quarter we significantly expanded our fiscal 2024 cost savings and productivity improvement program and saw benefits from our ongoing investments in advanced metal recovery technology systems and our recycling services platform."

Ms. Lundgren continued, "Scrap supply flows should benefit from a decline in U.S. interest rates and a recovery in global manufacturing activity. Additionally, the long-term structural demand for recycled metals remains positive, supported by the increased focus on decarbonization, the transition to low-carbon technologies, and the anticipated demand associated with the Infrastructure Investment and Jobs Act and the Inflation Reduction Act, including Buy Clean provisions."

Summary Results
($ in millions, except per share and per ferrous ton amounts)
	Quarter			Six months Ended
	2Q24	1Q24	2Q23	2024	2023
Revenues	$621	$673	$756	$1,294	$1,355
Gross margin	$40	$39	$73	$80	$122
Selling, general and administrative expense	$62	$63	$64	$125	$128
Net (loss) income	$(34)	$(18)	$4	$(52)	$(13)
Net (loss) income per ferrous ton	$(35)	$(15)	$3	$(24)	$(6)
Diluted (loss) income per share from continuing operations attributable to Radius shareholders
Reported	$(1.19)	$(0.64)	$0.14	$(1.83)	$(0.49)
Adjusted(1)	$(1.04)	$(0.64)	$0.14	$(1.68)	$(0.30)
Adjusted EBITDA(1)	$3	$1	$32	$4	$40
Adjusted EBITDA per ferrous ton(1)(5)	$3	$1	$25	$2	$19
Cash flows from operating activities	$(55)	$(1)	$88	$(56)	$26

Ferrous sales volumes (LT, in thousands)(2)	980	1,152	1,263	2,132	2,114
Avg. net ferrous sales prices ($/LT)(3)	$384	$354	$367	$368	$357
Nonferrous sales volumes (pounds, in millions)(2) (4)	176	182	165	358	328
Avg. nonferrous sales prices ($/pound)(3) (4)	$0.94	$0.91	$0.99	$0.93	$0.94
Finished steel average net sales price ($/ST)(3)	$832	$831	$943	$832	$980
Finished steel sales volumes (ST, in thousands)	114	129	109	243	227
Rolling mill utilization (%)	81%	95%	75%	88%	78%

LT = Long Ton, which is equivalent to 2,240 pounds
ST = Short Ton, which is equivalent to 2,000 pounds

(1)	See Non-GAAP Financial Measures for reconciliation to U.S. GAAP.
(2)	Ferrous and nonferrous volumes sold externally and delivered to our steel mill for finished steel production.
(3)	Price information is shown after netting the cost of freight incurred to deliver the product to the customer.
(4)	Nonferrous sales volumes and average nonferrous prices excludes platinum group metals (“PGMs”) in catalytic converters.
(5)	May not foot due to rounding.

Second Quarter Fiscal 2024 Financial Review and Analysis

Average net selling prices for ferrous recycled metals increased by 8% sequentially, benefiting from the strengthening in global prices in the early part of the quarter driven by restocking, before softening due to lower demand including as a result of continued elevated levels of Chinese steel exports. Average net selling prices for nonferrous recycled metals increased by 3% sequentially and for finished steel products remained flat sequentially.

Results for the second quarter include a benefit from average inventory accounting of approximately $2 per ferrous ton, compared to a detriment of $1 per ferrous ton in the first quarter of fiscal 2024. The Company recognized insurance recoveries of $2 million in the second quarter, compared to $4 million in the first quarter of fiscal 2024, in connection with previously submitted claims related to certain property damage and business interruption matters that had occurred in prior periods.

During the second quarter, the Company implemented a plan to reduce SG&A expense by 10% and increase production cost efficiencies to deliver $40 million in aggregate annual benefits. The new measures include reductions in headcount and other employee-related expenses, as well as decreases in non-trade procurement spend, transportation and logistics, and other outside services. Approximately half of the targeted quarterly run-rate benefits from these initiatives are expected to be achieved in the third quarter, with substantially all of the remainder by the end of the fiscal year. The Company expects to incur related restructuring charges and other exit-related costs of approximately $6 million, of which $3 million were incurred during the second quarter.

The second quarter had an operating cash outflow of $55 million, reflecting an increase in net working capital due primarily to the timing of shipments and collections. At the end of the quarter, total debt was $374 million and net debt was $360 million.

Capital expenditures were $15 million in the second quarter. The Company expects fiscal 2024 capital expenditures to be approximately $80 million, including the completion of our nonferrous technology initiatives and investments to support recycling services expansion.

The effective tax rate for the second quarter was an expense of 4% on GAAP results and 8% on adjusted non-GAAP results, both including the recognition of a valuation allowance charge of $2 million on deferred tax assets in one of the Company's tax jurisdictions.

During the second quarter, the Company returned capital to shareholders through its 120th consecutive quarterly dividend.

Declaration of Quarterly Dividend

The Board of Directors declared a cash dividend of $0.1875 per common share, payable May 6, 2024 to shareholders of record on April 22, 2024. The Company has paid a dividend every quarter since going public in November 1993.

Analysts’ Conference Call: Second Quarter Fiscal 2024 Results

A conference call and slide presentation to discuss results will be held today, April 4, 2024, at 11:30 a.m. Eastern and will be hosted by Tamara Lundgren, Chairman and Chief Executive Officer, and Stefano Gaggini, Senior Vice President and Chief Financial Officer. The call and accompanying slide presentation will be webcast and accessible under the Events Calendar on the Company’s website at: www.radiusrecycling.com/company/investors. Summary financial data is provided in the following pages. The slide presentation and related materials will be available prior to the call on the Company's website.

About Radius Recycling, Inc.

Radius Recycling, Inc. (formerly Schnitzer Steel Industries, Inc.) is one of the largest manufacturers and exporters of recycled metal products in North America with operating facilities located in 25 states, Puerto Rico, and Western Canada. Radius has seven deep water export facilities located on both the East and West Coasts and in Hawaii and Puerto Rico. The Company’s integrated operating platform also includes 50 stores which sell serviceable used auto parts from salvaged vehicles and receive over 4 million annual retail visits. The Company’s steel manufacturing operations produce finished steel products, including rebar, wire rod, and other specialty products. The Company began operations in 1906 in Portland, Oregon.

RADIUS RECYCLING, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
($ in thousands, except per share amounts)
(Unaudited)

	Three Months Ended			Six months Ended
	February 29, 2024	November 30, 2023	February 28, 2023	February 29, 2024	February 28, 2023
Revenues	$621,059	$672,897	$755,953	$1,293,956	$1,354,683
Cost of goods sold	580,996	633,420	682,937	1,214,416	1,232,948
Selling, general and administrative expense	62,160	63,102	63,957	125,262	128,185
Income from joint ventures	(30)	(673)	(311)	(703)	(1,101)
Asset impairment charges	1,476	—	—	1,476	—
Restructuring charges and other exit-related activities	3,175	35	828	3,210	2,420
Operating (loss) income	(26,718)	(22,987)	8,542	(49,705)	(7,769)
Interest expense	(5,803)	(4,810)	(4,908)	(10,613)	(8,232)
Other loss, net	(263)	(170)	(99)	(432)	(3,983)
(Loss) income from continuing operations before income taxes	(32,784)	(27,967)	3,535	(60,750)	(19,984)
Income tax (expense) benefit	(1,195)	10,170	513	8,975	6,545
(Loss) income from continuing operations	(33,979)	(17,797)	4,048	(51,775)	(13,439)
(Loss) income from discontinued operations, net of tax	(31)	(2)	224	(33)	155
Net (loss) income	(34,010)	(17,799)	4,272	(51,808)	(13,284)
Net loss (income) attributable to noncontrolling interests	31	(165)	81	(135)	(151)
Net (loss) income attributable to Radius shareholders	$(33,979)	$(17,964)	$4,353	$(51,943)	$(13,435)

Net (loss) income per share attributable to Radius shareholders:
Basic:
(Loss) income per share from continuing operations	$(1.19)	$(0.64)	$0.15	$(1.83)	$(0.49)
Net (loss) income per share	$(1.19)	$(0.64)	$0.16	$(1.83)	$(0.48)
Diluted:
(Loss) income per share from continuing operations	$(1.19)	$(0.64)	$0.14	$(1.83)	$(0.49)
Net (loss) income per share	$(1.19)	$(0.64)	$0.15	$(1.83)	$(0.48)
Weighted average number of common shares:
Basic	28,454	28,219	28,081	28,337	27,912
Diluted	28,454	28,219	28,617	28,337	27,912
Dividends declared per common share	$0.1875	$0.1875	$0.1875	$0.3750	$0.3750

RADIUS RECYCLING, INC.
SELECTED OPERATING STATISTICS
(Unaudited)

			YTD
	1Q24	2Q24	2024
Total ferrous volumes (LT, in thousands)(1)	1,152	980	2,132
Total nonferrous volumes (pounds, in thousands)(1)(2)	181,728	176,477	358,205
Ferrous selling prices ($/LT)(3)
Domestic	$342	$391	$366
Foreign	$359	$381	$369
Average	$354	$384	$368
Ferrous sales volume (LT, in thousands)
Domestic	535	483	1,018
Foreign	617	497	1,114
Total	1,152	980	2,132
Nonferrous average price ($/pound)(2)(3)	$0.91	$0.94	$0.93
Cars purchased (in thousands)(4)	64	67	131
Auto stores at period end	50	50	50
Finished steel average sales price ($/ST)(3)	$831	$832	$832
Sales volume (ST, in thousands)
Rebar	94	83	177
Coiled products	34	30	64
Merchant bar and other	1	1	2
Finished steel products sold	129	114	243
Rolling mill utilization(5)	95%	81%	88%

(1)	Ferrous and nonferrous volumes sold externally and delivered to our steel mill for finished steel production.
(2)	Excludes PGMs in catalytic converters.
(3)	Price information is shown after netting the cost of freight incurred to deliver the product to the customer.
(4)	Cars purchased by auto parts stores only.
(5)	Rolling mill utilization is based on effective annual production capacity under current conditions of 580 thousand tons of finished steel products.

RADIUS RECYCLING, INC.
SELECTED OPERATING STATISTICS
(Unaudited)
					YTD
	1Q23	2Q23	3Q23	4Q23	2023
Total ferrous volumes (LT, in thousands)(1)	851	1,263	1,157	1,105	4,376
Total nonferrous volumes (pounds, in thousands)(1)(2)	162,720	164,796	207,714	203,707	738,937
Ferrous selling prices ($/LT)(3)
Domestic	$313	$359	$414	$346	$360
Foreign	$356	$368	$414	$363	$376
Average	$340	$367	$413	$357	$371
Ferrous sales volume (LT, in thousands)
Domestic	432	444	548	528	1,952
Foreign	418	819	609	577	2,424
Total(6)	851	1,263	1,157	1,105	4,376
Nonferrous average price ($/pound)(2)(3)	$0.90	$0.99	$1.01	$0.94	$0.96
Cars purchased (in thousands)(4)	69	72	78	67	286
Auto stores at period end	51	50	50	50	50
Finished steel average sales price ($/ST)(3)	$1,015	$943	$924	$861	$930
Sales volume (ST, in thousands)
Rebar	101	84	97	108	390
Coiled products	16	24	43	43	126
Merchant bar and other	1	1	2	1	5
Finished steel products sold	118	109	142	152	521
Rolling mill utilization(5)	81%	75%	97%	102%	89%

LT = Long Ton, which is equivalent to 2,240 pounds
ST = Short Ton, which is equivalent to 2,000 pounds

(1)	Ferrous and nonferrous volumes sold externally and delivered to our steel mill for finished steel production.
(2)	Excludes PGMs in catalytic converters.
(3)	Price information is shown after netting the cost of freight incurred to deliver the product to the customer.
(4)	Cars purchased by auto parts stores only.
(5)	Rolling mill utilization is based on effective annual production capacity under current conditions of 580 thousand tons of finished steel products.
(6)	May not foot due to rounding.

RADIUS RECYCLING, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
($ in thousands)
(Unaudited)

	February 29, 2024	August 31, 2023
Assets
Current assets:
Cash and cash equivalents	$13,562	$6,032
Accounts receivable, net	218,745	210,442
Inventories	314,421	278,642
Other current assets	47,864	55,224
Total current assets	594,592	550,340
Property, plant and equipment, net	691,901	706,805
Operating lease right-of-use assets	117,763	115,686
Goodwill	229,319	229,419
Other assets	111,954	113,699
Total assets	$1,745,529	$1,715,949

Liabilities and Equity
Current liabilities:
Short-term borrowings	$5,459	$5,813
Accounts payable	192,200	209,423
Environmental liabilities	13,656	13,743
Operating lease liabilities	19,932	19,835
Other current liabilities	72,729	75,116
Total current liabilities	303,976	323,930
Long-term debt, net of current maturities	368,119	243,579
Environmental liabilities, net of current portion	52,034	53,034
Operating lease liabilities, net of current maturities	97,959	96,086
Other long-term liabilities	75,975	87,661
Total liabilities	898,063	804,290

Total Radius Recycling, Inc. ("Radius") shareholders' equity	844,437	908,180
Noncontrolling interests	3,029	3,479
Total equity	847,466	911,659
Total liabilities and equity	$1,745,529	$1,715,949

Non-GAAP Financial Measures

This press release contains performance based on adjusted diluted earnings per share from continuing operations attributable to Radius shareholders, adjusted EBITDA, adjusted EBITDA per ferrous ton, and adjusted selling, general, and administrative expense which are non-GAAP financial measures as defined under SEC rules. As required by SEC rules, the Company has provided a reconciliation of these measures for each period discussed to the most directly comparable U.S. GAAP measure. Management believes that providing these non-GAAP financial measures adds a meaningful presentation of our results from business operations excluding adjustments for restructuring charges and other exit-related activities, asset impairment charges, amortization of capitalized cloud computing implementation costs, charges for legacy environmental matters (net of recoveries), business development costs not related to ongoing operations including pre-acquisition expenses, and the income tax benefit allocated to these adjustments, items which are not related to underlying business operational performance, and improves the period-to-period comparability of our results from business operations. We believe that presenting debt, net of cash is useful to investors as a measure of our leverage, as cash and cash equivalents can be used, among other things, to repay indebtedness. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, the most directly comparable U.S. GAAP measures.

Reconciliation of adjusted diluted (loss) earnings per share from continuing operations attributable to Radius shareholders
($ per share)	Three Months Ended			Six months Ended
	2Q24	1Q24	2Q23	2024	2023
As reported	$(1.19)	$(0.64)	$0.14	$(1.83)	$(0.49)
Restructuring charges and other exit-related activities, per share	0.11	—	0.03	0.11	0.09
Asset impairment charges, per share(1)	0.06	0.01	—	0.07	0.14
Charges for legacy environmental matters, net, per share(3)	0.01	0.01	—	0.02	0.05
Business development costs, per share	—	—	—	0.01	0.01
Income tax benefit allocated to adjustments, per share(4)	(0.03)	(0.03)	(0.04)	(0.06)	(0.10)
Adjusted(5)	$(1.04)	$(0.64)	$0.14	$(1.68)	$(0.30)

Reconciliation of adjusted EBITDA and adjusted EBITDA per ferrous ton
($ in millions)	Three Months Ended			Six months Ended
	2Q24	1Q24	2Q23	2024	2023
Net (loss) income	$(34)	$(18)	$4	$(52)	$(13)
Plus loss from discontinued operations, net of tax	—	—	—	—	—
Plus interest expense	6	5	5	11	8
Plus income tax expense (benefit)	1	(10)	(1)	(9)	(7)
Plus depreciation and amortization	24	23	22	48	44
Plus restructuring charges and other exit-related activities	3	—	1	3	2
Plus asset impairment charges(1)	1	—	—	2	4
Plus amortization of cloud computing software costs(2)	—	—	—	—	—
Plus charges for legacy environmental matters, net(3)	—	—	—	—	1
Plus business development costs	—	—	—	—	—
Adjusted EBITDA(5)	$3	$1	$32	$4	$40

Ferrous sales volume (LT, in thousands)	980	1,152	1,263	2,132	2,114
Adjusted EBITDA per ferrous ton sold ($/LT)	$3	$1	$25	$2	$19

Reconciliation of Adjusted selling, general and administrative expense:
($ in millions)	Three Months Ended			Six months Ended
	2Q24	1Q24	2Q23	2024	2023
As reported	$62	$63	$64	$125	$128
Charges for legacy environmental matters, net(3)	—	—	—	—	(1)
Business development costs	—	—	—	—	—
Adjusted(5)	$62	$63	$64	$125	$126

Reconciliation of debt, net of cash
($ in thousands)
	February 29, 2024	November 30, 2023	August 31, 2023
Short-term borrowings	$5,459	$5,641	$5,813
Long-term debt, net of current maturities	368,119	278,280	243,579
Total debt	373,578	283,921	249,392
Less: cash and cash equivalents	13,562	4,408	6,032
Total debt, net of cash	$360,016	$279,513	$243,360

LT = Long Ton, which is equivalent to 2,240 pounds

(1)	For the three months ended February 29, 2024 and the six months ended February 29, 2024 and February 28, 2023, asset impairment charges included $272 thousand ($0.01 per share), $491 thousand ($0.02 per share) and $4 million ($0.14 per share), respectively, reported within "Other loss, net" on the Unaudited Condensed Consolidated Statement of Operations.

(2)	Amortization of cloud computing software costs consists of expense recognized in cost of goods sold and selling, general, and administrative expense resulting from amortization of capitalized implementation costs for cloud computing IT systems. This expense is not included in depreciation and amortization. No amortization of cloud computing software costs was incurred prior to the first quarter of fiscal 2024; therefore, prior period Adjusted EBITDA amounts are not impacted.

(3)	Legal and environmental charges, net of recoveries, for legacy environmental matters including those related to the Portland Harbor Superfund site and to other legacy environmental loss contingencies.

(4)	Income tax allocated to the aggregate adjustments reconciling reported and adjusted diluted (loss) earnings per share from continuing operations attributable to Radius shareholders is determined based on a tax provision calculated with and without the adjustments.

(5)	May not foot due to rounding.

Forward-Looking Statements

Statements and information included in this press release by Radius Recycling, Inc. (formerly Schnitzer Steel Industries, Inc.) that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Except as noted herein or as the context may otherwise require, all references in this press release to “we,” “our,” “us,” “the Company,” “Radius Recycling,” and “Radius” refer to Radius Recycling, Inc. and its consolidated subsidiaries.

Forward-looking statements in this press release include statements regarding future events or our expectations, intentions, beliefs, and strategies regarding the future, which may include statements regarding the impact of equipment upgrades, equipment failures, and facility damage on production, including timing of repairs and resumption of operations; the realization of insurance recoveries; the Company’s outlook, growth initiatives, or expected results or objectives, including pricing, margins, volumes, and profitability; completion of acquisitions and integration of acquired businesses; the progression and impact of investments in processing and manufacturing technology improvements and information technology systems; the impacts of supply chain disruptions, inflation, and rising interest rates; liquidity positions; our ability to generate cash from continuing operations; trends, cyclicality, and changes in the markets we sell into; strategic direction or goals; targets; changes to manufacturing and production processes; the realization of deferred tax assets; planned capital expenditures; the cost of and the status of any agreements or actions related to our compliance with environmental and other laws; expected tax rates, deductions, and credits; the impact of sanctions and tariffs, quotas, and other trade actions and import restrictions; the impact of pandemics, epidemics, or other public health emergencies, such as the coronavirus disease 2019 (“COVID-19”) pandemic; the impact of labor shortages or increased labor costs; obligations under our retirement plans; benefits, savings, or additional costs from business realignment, cost containment, and productivity improvement programs; the potential impact of adopting new accounting pronouncements; and the adequacy of accruals. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “outlook,” “target,” “aim,” “believes,” “expects,” “anticipates,” “intends,” “assumes,” “estimates,” “evaluates,” “may,” “will,” “should,” “could,” “opinions,” “forecasts,” “projects,” “plans,” “future,” “forward,” “potential,” “probable,” and similar expressions. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. We may make other forward-looking statements from time to time, including in reports filed with the Securities and Exchange Commission, press releases, presentations, and on public conference calls. All forward-looking statements we make are based on information available to us at the time the statements are made, and we assume no obligation to update any forward-looking statements, except as may be required by law. Our business is subject to the effects of changes in domestic and global economic conditions and a number of other risks and uncertainties that could cause actual results to differ materially from those included in, or implied by, such forward-looking statements. Some of these risks and uncertainties are discussed in “Item 1A. Risk Factors” of Part I of our most recent Annual Report on Form 10-K. Examples of these risks include: potential environmental cleanup costs related to the Portland Harbor Superfund site or other locations; the impact of goodwill impairment charges; the impact of equipment upgrades, equipment failures, and facility damage on production; failure to realize or delays in realizing expected benefits from capital and other projects, including investments in processing and manufacturing technology improvements and information technology systems; the cyclicality and impact of general economic conditions; the impact of inflation, rising interest rates, and foreign currency fluctuations; changing conditions in global markets including the impact of sanctions and tariffs, quotas, and other trade actions and import restrictions; increases in the relative value of the U.S. dollar; economic and geopolitical instability including as a result of military conflict; volatile supply and demand conditions affecting prices and volumes in the markets for raw materials and other inputs we purchase; significant decreases in recycled metal prices; imbalances in supply and demand conditions in the global steel industry; difficulties associated with acquisitions and integration of acquired businesses; supply chain disruptions; reliance on third-party shipping companies, including with respect to freight rates and the availability of transportation; the impact of impairment of assets other than goodwill; the impact of pandemics, epidemics, or other public health emergencies, such as the COVID-19 pandemic; inability to achieve or sustain the benefits from productivity, cost savings, and restructuring initiatives; inability to renew facility leases; customer fulfillment of their contractual obligations; potential limitations on our ability to access capital resources and existing credit facilities; restrictions on our business and financial covenants under the agreement governing our bank credit facilities; the impact of consolidation in the steel industry; product liability claims; the impact of legal proceedings and legal compliance; the impact of climate change; the impact of not realizing deferred tax assets; the impact of tax increases and changes in tax rules; the impact of one or more cybersecurity incidents; the impact of increasing attention to environmental, social, and governance matters; translation risks associated with fluctuation in foreign exchange rates; the impact of hedging transactions; inability to obtain or renew business licenses and permits; environmental compliance costs and potential environmental liabilities; increased environmental regulations and enforcement; compliance with climate change and greenhouse gas emission laws and regulations; the impact of labor shortages or increased labor costs; reliance on employees subject to collective bargaining agreements; and the impact of the underfunded status of multiemployer plans in which we participate.

Company Contact:

Investor Relations:
Michael Bennett
(503) 323-2811
mcbennett@rdus.com

Company Info:
www.radiusrecycling.com
ir@rdus.com